Exhibit 10.1

CONNECT BIOPHARMA HOLDINGS LIMITED
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(As Amended Effective June 24, 2025)
Eligible Directors (as defined below) on the Board of Directors (the “Board”) of Connect Biopharma Holdings Limited (the “Company”) shall be eligible to receive cash and equity compensation for their service on the Board as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or awarded, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents or subsidiaries and who is determined by the Board to be eligible to receive compensation under this Program (each, an “Eligible Director”), unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company. Notwithstanding the foregoing, unless otherwise determined by the Board, any member of the Board who is representing, designated by, or affiliated with, an investor or a group of investors that owns beneficially 5% or more of outstanding ordinary shares (including ordinary shares represented by American Depositary Shares (“ADSs”)) of the Company shall not be an Eligible Director for purposes of this Program and shall not be entitled to any compensation for his or her service on the Board.
This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 1(c)(ii) or Section 2 of this Program.
1.     Cash Compensation.

a.Annual Retainers. Effective January 1, 2025, each Eligible Director shall be eligible to receive an annual cash retainer in the amount set forth on Schedule 1 for service on the Board each calendar year.

b.Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:

(i)Chair of the Board. An Eligible Director serving as Chair of the Board shall be eligible to receive an additional annual retainer in the amount set forth on Schedule 1 for such service. For the avoidance of doubt, the Eligible Director serving as Chair of the Board as of the effective date of this amended Program has previously received stock options in satisfaction of this retainer through August 5, 2025, and no additional retainers will be payable under this Section 1(b)(i) until at least August 6, 2025.

(ii)Lead Independent Director. An Eligible Director serving as Lead Independent Director of the Board shall be eligible to receive an additional annual retainer in the amount set forth on Schedule 1 for such service; provided, however, that in the event that an Eligible Director serves as both the Chair of the Board and the Lead Independent Director, such Eligible Director shall only be entitled to receive the additional retainer described in Section 1(b)(i) above and shall not be entitled to receive the Lead Independent Director Retainer described in this Section 1(b)(ii).

(iii)Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer in the amount set forth on Schedule 1 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer in the amount set forth on Schedule 1 for such service.
(iv)Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer in the amount set forth on Schedule 1 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer in the amount set forth on Schedule 1 for such service.

(v)Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer in the amount set forth on Schedule 1 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer in the amount set forth on Schedule 1 for such service.

c.Payment of Retainers.

(i)Except as otherwise provided in Section 1(c)(ii) below, the annual cash retainers described in Sections 1(a) and 1(b) (collectively, the “Annual Cash Retainers”) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the Annual Cash Retainers paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.
(ii)Notwithstanding Section 1(c)(i), Eligible Directors shall be permitted to elect to receive fully vested ordinary shares of the Company in lieu of all or a portion of the Annual Cash Retainers otherwise payable pursuant to Sections 1(a) and 1(b) (such election, a “Retainer Award Election”). Except with respect to the Initial Retainer Award Election (as defined below), a Retainer Award Election must be made prior to the last day of the calendar year immediately preceding the calendar year in which such Annual Cash Retainers would otherwise be earned. In the event an Eligible Director timely makes a Retainer Award Election, such Eligible Director shall be automatically granted a number of fully vested ordinary shares of the Company under the Company’s 2021 Stock Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) on the last day of the calendar quarter to which the Retainer Award Election applies and during which the portion of the Annual Cash Retainer subject to his or her Retainer Award Election was earned, with the number of ordinary shares issued to the Eligible Director determined by dividing (1) the designated portion of the Annual Cash Retainer set forth in his or her Retainer Award Election earned by the Eligible Director during the applicable quarter, by (2) the average closing price per share of the Company’s ADSs or ordinary shares, as applicable, for the thirty (30) calendar days preceding the grant date. Any such fully vested ordinary shares are referred to herein as “Retainer Awards”.

Notwithstanding the foregoing, Eligible Directors shall be eligible to make a Retainer Award Election for the period commencing July 1, 2025 and ending December 31, 2025 (or, with respect to the additional annual retainer paid to the Chair of the Board payable pursuant to Section 1(b)(i) only, for the period commencing August 6, 2025 and ending December 31, 2025) (such period, the “Initial Election Period”, and such election, the “Initial Retainer Award Election”). The Initial Retainer Award Election must be made on or prior to June 30, 2025. In the event an Eligible Director timely makes an Initial Retainer Award Election, such Eligible Director shall be automatically granted a number of fully vested ordinary shares of the Company under the Equity Plan on the last day of the calendar quarter to which the Initial

Retainer Award Election applies and during which the portion of the Annual Cash Retainer subject to his or her Initial Retainer Award Election was earned, with the number of ordinary shares issued to the Eligible Director determined by dividing (1) the designated portion of the Annual Cash Retainer subject to his or her Retainer Award Election earned by the Eligible Director during the applicable quarter, by (2) the average closing price per share of the Company’s ADSs or ordinary shares, as applicable, for the thirty (30) calendar days preceding the grant date.

If an Eligible Director takes on additional positions during a calendar year such that he or she becomes entitled to Annual Retainers in excess of the Annual Retainers used to calculate his or her Retainer Awards for such calendar year (or the Initial Election Period), any additional Annual Retainers to which such Eligible Director accordingly becomes entitled shall be paid in cash for the remainder of such calendar year.

2.     Equity Compensation.

a.     General. Eligible Directors shall be granted the equity awards described below. The awards described herein (including the Retainer Awards) shall be granted under and shall be subject to the terms and provisions of the Equity Plan and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b.     Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board shall be granted, at the time of such initial election or appointment, a stock option to purchase such number of ordinary shares of the Company set forth on Schedule 1, or as otherwise determined by the Board (each, an “Initial Award”). Each Initial Award shall vest over a period of three (3) years, with one-third (1/3) of such Initial Award vesting and becoming exercisable on the one-year anniversary of the vesting commencement date and the remaining two-thirds (2/3) of such Initial Award vesting and becoming exercisable on a ratable monthly basis over the next two years, subject to the Eligible Director continuing in service on the Board through each applicable vesting date.

c.Annual Awards. An Eligible Director who is serving on the Board as of the first trading day of March each calendar year shall be automatically granted on such date a stock option to purchase such number of ordinary shares of the Company set forth on Schedule 1 (each, an “Annual Award”). Notwithstanding the foregoing, the Annual Awards for 2025 shall be granted on the effective date of this amended Program set forth above and shall consist of stock options to purchase such number of ordinary shares of the Company set forth on Schedule 1. Each Annual Award, including the 2025 Annual Awards, shall vest and/or become exercisable in full on the one-year anniversary of the applicable vesting commencement date, subject to the Eligible Director’s continued service on the Board through the applicable vesting date.

d.Annual Award for Chair of the Board/Lead Independent Director. An Eligible Director who is serving as Chair of the Board or Lead Independent Director of the Board as of the first trading day of March each calendar year may be granted on such date an additional stock option (which shall be in addition to any Annual Award pursuant to Section 2(c) above) to purchase such number of ordinary shares of the Company set forth on Schedule 1, if any (a “Chair/Lead Independent Director Annual Award”). Each Chair/Lead Independent Director Annual Award shall vest and/or become exercisable in full on the one-year anniversary of the applicable vesting commencement date, subject to the Eligible Director’s continued service in such role through the applicable vesting date. Notwithstanding the foregoing, in the event that an Eligible Director serves as both the Chair of the Board and the Lead Independent Director, such Eligible Director may receive only one Chair/Lead Independent Director Annual Award.

e.Terms of Awards Granted to Eligible Directors.

(i)Exercise Price. The per share exercise price of each stock option granted to an Eligible Director pursuant to this Program shall equal the Fair Market Value (as defined in the Equity Plan) of an ordinary share on the date the option is granted.

(ii)Term. The term of each stock option granted to an Eligible Director under this Program shall be ten (10) years from the date the option is granted.

(iii)Acceleration Upon Change in Control. Each award granted to an Eligible Director hereunder shall vest upon a Change in Control (as defined in the Equity Plan).

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Schedule 1
Annual Retainers, Annual Awards and Initial Awards

Position	Annual Retainer (Effective January 1, 2025, except as provided in the Program)
Annual Retainer (All Eligible Directors)	$40,000
Additional Annual Retainers:
•Chair of the Board or Lead Independent Director	$40,000
•Chairperson of Audit Committee	$15,000
•Member of Audit Committee	$7,500
•Chairperson of Compensation Committee	$12,000
•Member of Compensation Committee	$6,000
•Chairperson of Nominating and Corporate Governance Committee	$10,000
•Member of Nominating and Corporate Governance Committee	$5,000
Annual Award	60,000 stock options
Initial Award	120,000 stock options